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                                                                     Exhibit (a)


                                  ELFUN TRUSTS
                                 TRUST AGREEMENT

                     As Amended and Restated August 15, 1972
                      As Amended and Restated June 18, 1974



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                                  ELFUN TRUSTS
                                 TRUST AGREEMENT
                            (As Amended and Restated)

This Amendment and Restatement of the Elfun Trusts' Trust Agreement made as of the 15th day of August, 1972, is to evidence that:

     WHEREAS, by Trust Agreement dated the 27th day of May, 1935, H. H. Barnes, Jr., F. H. Blackburn, H. A. Couse, W. J. Edmonds, C. P. Hamilton, C. N. Mason,
W. G. McKitterick, Geo. F. Morrison, R. S. Murray, B. G. Tremaine and Charles W. Appleton, as Trustees of Elfun Trusts, and Bankers Trust Company, by R. G. Page, Vice President, as Agent under said Agreement, provided for the establishment of Elfun Trusts as a medium whereby General Electric Company employees could combine for the purpose of purchasing and selling securities and under which each person, as the grantor of a trust, might revoke his interest therein, in whole or in part, at any time, (except during periods of financial emergency), under the management of the Trustees of Elfun Trusts; and

     WHEREAS, the Trust Agreement has heretofore been amended from time to time; and

     WHEREAS, it has been recommended that the Trust Agreement be further amended and restated as hereinafter set forth; and

     WHEREAS, the Trustees of Elfun Trusts have agreed that the Trust Agreement should be amended and restated pursuant to such recommendations,

     NOW, THEREFORE, it is hereby agreed that the provisions, terms and conditions of said Trust Agreement dated May 27, 1935, as amended, are hereby amended and restated as follows:

1. NAME--These Trusts shall be known as the ELFUN TRUSTS.

2. BENEFICIARIES--The Trustees may permit employees of the General Electric Company and its subsidiary or controlled companies, to make payments of money for the purposes of these Trusts, as well as members of their families and other persons, whether employees of the General Electric Company and its subsidiary or controlled companies or not.

     The trustee or trustees of any trust heretofore or hereafter created by the General Electric Company may make payments of money to the Trustees for the purposes of these Trusts.



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     The Trustees shall have full power to prescribe the time, manner, medium and terms of such payments, and the Trustees shall have full power to designate or limit the persons by whom, and the amounts in which, such payments may be made to the Trustees.

     The beneficiaries of the Trusts created hereby are herein referred to as Associates and beneficiaries designated by Associates pursuant to Paragraph 18 hereof are herein referred to as Designated Beneficiaries.

3. TRUSTS REVOCABLE--The Trusts hereby created are revocable, in whole or in part, as to the interest or share of each Associate, in the manner hereinafter provided.

4. POWERS OF TRUSTEES--The Trustees shall invest and reinvest the principal and income of the trust estate in loans, stocks, bonds or other securities or property or investments of whatsoever character as the Trustees in their sole discretion may determine and irrespective of any statutes, court decisions or rules of court now or hereafter in effect restricting the class of investments or reinvestments for trustees generally.

     Without limiting the generality of the foregoing in any manner, the Trustees are expressly authorized and empowered, in their absolute discretion:

(a) to retain in cash and keep unproductive of income such portion of the trust estate as they may deem advisable;

(b) to sell, exchange, convey, transfer, or dispose of, and also to loan or grant options with respect to, any property at any time held by them, and to make any sale by private contract or by public auction, for cash or upon credit, or partly for cash and partly upon credit, as they may deem best, and no person dealing with the Trustees shall be bound to see to the application of the purchase money or to inquire into the validity, expediency, or propriety of any such sale or other disposition;

(c) to compromise, compound, and settle any debt or obligation due to or from them as Trustees hereunder and to reduce the rate of interest thereon, to extend or otherwise modify, or to foreclose upon default or otherwise enforce any such obligation;

(d) to vote themselves, or by proxy, all stock held in the Trusts, and to vote either themselves, or by proxy, any



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     other stocks, bonds or other securities held by them; to exercise any options appurtenant to any stocks, bonds or other securities for the conversion thereof into other stocks, bonds or securities, or to exercise or sell any rights or warrants to subscribe for additional stocks, bonds or other securities, and to make any and all necessary payments therefor; to join in or to dissent from and to oppose the reorganization, recapitalization, consolidation, liquidation, sale or merger of corporations or properties in which they may be interested as Trustees, and to accept and hold any such securities which may be issued in connection therewith, all upon such terms and conditions as they may deem advisable;

(e) to make, execute, acknowledge, and deliver any and all necessary papers, documents, agreements and instruments;

(f) to enforce any right, obligation or claim and in general to protect in any way the interests of the Trusts, either before or after default, and where they shall consider such action for the best interests of the Trusts, to abstain from the enforcement of any right, obligation, or claim and to abandon any property which at any time may be held by them;

(g) to borrow or raise money for the purposes of the Trusts, upon such terms and conditions as the Trustees may deem desirable or proper, and for any sum so borrowed, to issue their promissory notes as Trustees and to secure the repayment thereof by pledging all or any part of the trust estate; and no person lending money to the Trustees shall be bound to see to the application of the money lent or to inquire into the validity, expediency, or propriety of any such borrowing;

(h) to receive, purchase, hold, apportion, sell, distribute, and otherwise acquire and dispose of stock, bonds, cash and other assets;

(i) to collect, receive, invest, apportion, and distribute, any and all dividends and any and all other income of the Trusts;

(j) to cause any stock, bonds and other assets from time to time held by them to be registered in, or transferred into, the name of the Trusts or into their names as Trustees, or the name of their nominee or nominees, or to retain them unregistered or in form permitting transfer by delivery, but the books and records of the Trustees shall at all times



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     show that all such stock, bonds and other assets are part of the Trusts;
     and

(k) to do all such acts, take all such proceedings, exercise all such rights and privileges, although not hereinbefore specifically mentioned, with relation to the assets of the Trusts as if the absolute owner thereof, which they may deem necessary or proper for the best interests of the Trusts.

5. No Trustee shall sell, transfer, exchange, or purchase, any securities or property to, or from, the Trustees, or the trust estate, or have any other dealings with respect to property of the Trusts.

6. The Trustees shall have power to employ suitable agents and counsel and to pay their reasonable expenses and compensation, and the Trustees shall not be liable for any neglect, omission or wrongdoing of such agents or counsel, provided reasonable care shall have been exercised in their selection.

7. The Trustees may adopt such rules and regulations as in their discretion they may deem best for the guidance of their agents and any action taken by their agents under or pursuant to rules, regulations, directions, advice or orders of the Trustees shall be deemed to be proper action and no claim shall be asserted against their agents by reason thereof.

8. All directions, orders, approvals, rules and regulations of the Trustees, signed by a Trustee and an Officer or two Officers of the Trusts (except that the Secretary and Assistant Secretary may not sign the same document), shall be complete evidence of the action of the Trustees and any agent of the Trustees shall be protected in acting thereon. The Trustees may authorize their agents to act upon telegraph or telephone orders, directions or approvals of the Chairman, a Vice Chairman, the Manager, the Secretary and the Assistant Secretary with respect to the purchase, sale, pledge, or other dealings with the trust estate, with the understanding that such orders, directions or approvals will be promptly confirmed in writing.

9. CUSTODIAN--The Trustees shall have the power to appoint, as Custodian, a bank or trust company to hold in custody all investments, securities and money of said Trusts and perform such other administrative services for the Trusts as the Trustees may direct. The Trustees may authorize the Custodian



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to deposit or arrange for the deposit of securities constituting all or a portion of the trust estate in a "clearing corporation" as defined in Article VIII of the Uniform Commercial Code. The Custodian shall be protected and held harmless in acting upon the orders, direction or requests given or made as provided in Paragraph 8 herein, and delivered to it. All or any part of the shares of stock or registered securities or other nominative items constituting the trust estate may be transferred to, and held in the name of the Custodian, in the name of a nominee or nominees selected by it, or in the name of the registered holder thereof at the time of deposit with, or receipt by, the Custodian, provided that the same be endorsed in blank for transfer or be accompanied by proper instruments of assignment in blank duly executed by such nominee (or nominees) or registered holder.

10. UNITHOLDER SERVICING AGENT--The Trustees shall have the power to appoint a Unitholder Servicing Agent to act for the Trustees under this Trust Agreement. The Unitholder Servicing Agent shall provide the Trusts with its services in connection with (i) the issuance, transfer, cancellation and revocation of Elfun Trusts Units; (ii) the making of all payments and distributions to Associates in connection with Elfun Trusts Units; and (iii) the performance of such other administrative services for the Trusts as the Trustees may direct.

11. TRUSTEES--The number of Trustees of these Trusts shall be nine, it being understood that such number may hereafter be changed at any time and from time to time to not fewer than five and not more than eleven. Of the total number of Trustees, a majority shall at all times be members of the Elfun Society and at least one shall be a person who is not a member of the Elfun Society. Any additions to or replacements of the Trustees shall be selected and appointed by the vote of two-thirds of the Trustees in office at the time of such replacement or addition, and upon such selection and appointment and the acceptance of these Trusts by them, they shall become and constitute Trustees of these Trusts.

     The Trustees who are not members of the Elfun Society shall be initially appointed for a term to expire on the 30th day of June following their appointment and thereafter for a term of one year and until their respective successor or successors shall have been appointed and shall have accepted these Trusts as Trustees hereunder. The Trustees who are members of the Elfun Society shall be classified in respect to the time for which they shall severally hold office, by dividing them into three classes, the first consisting of the Trustees whose term of



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office expires on the 30th day of June following the adoption of this Trust
Agreement, the second class consisting of the Trustees whose term of office expires twelve months from that date and the third class consisting of the Trustees whose term of office expires twenty-four months from that date. In the event that a Trustee should die, resign, retire, or otherwise be removed from office prior to the expiration of his term, his successor shall be elected for his unexpired term. At each annual election, the successors to the Trustees of the class whose term shall expire in that year shall be elected to hold office for the term of three years, so that the term of office of one class of Trustees shall expire in each year.

     The Trustees shall have the powers and duties and shall be subject to the terms and conditions set forth in this Trust Agreement.

12. Any of the Trustees may be removed from time to time by action of two-thirds of the entire number of Trustees.

13. In the event of the removal, death, resignation or retirement of any of the Trustees, his successor shall be appointed by the remaining Trustees. All successor Trustees shall be vested with all the powers, discretionary or otherwise, herein conferred upon their predecessor Trustees.

14. The Trustees may appoint a Chairman, one or more Vice Chairmen, a Manager, a Secretary and an Assistant Secretary and may adopt such rules for their organization and the transaction of business as they deem suitable.

15. In order that the Trustees may act in the exercise of the powers hereinbefore or hereinafter conferred upon them, it shall not be necessary for them to hold a meeting or meetings for such purpose, but all such powers can be exercised by written statements signed by a majority of them and filed with the Secretary or with such other person acting in behalf of the Trustees as the Trustees may designate.

     In all cases where the Trustees are empowered or required to act, hereunder, the affirmative action of a majority of them shall govern and the acts of such majority shall be binding on the Associates and the trust estate.

16. STATEMENTS OF ACCOUNT AND TRUSTEES' CERTIFICATES--Unless requested by Associates, no certificates will be issued to evidence the ownership of Elfun Trusts Units. In lieu thereof, the Unitholder Servicing Agent will issue to Associates



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Statements of Account evidencing the number of Units in the Trusts to which they are entitled by reason of payments made by them or for their account, including the investment of distributions of earnings, if any. Each Statement of Account will set forth the total number of Units then owned by the Associate and shall constitute adequate evidence of the Associate's ownership of such Units.

     An Associate may obtain a certificate evidencing all or a portion of the Units to which he is then entitled, by requesting the same from the Unitholder Servicing Agent in writing.

     Units issued by the Trustees for money paid to them prior to August 8, 1935, shall each be valued at One Hundred Dollars ($100) in cash so paid to the Trustees. Thereafter, Units shall be issued on the basis of their Net Asset Value, determined as provided in Paragraph 22 hereof.

     Each Unit, whether evidenced by a Statement of Account or by a certificate, shall be equal to every other Unit, without preference or priority of any one Unit over any other.

     The Trustees are authorized and empowered in their discretion, at any time (and from time to time) to increase or decrease the number of Units in Elfun Trusts then issued and outstanding, provided, however, that the proportionate interest of each Associate in the trust estate shall not in any way be adversely affected thereby. In the event the number of Units is increased, the Trustees shall issue to each Associate, without further payment, a Statement of Account evidencing the additional Units to which the Associate shall be entitled, such additional Units to be in the same proportion to the number of Units held by the Associate prior to such issuance as the total number of additional Units to be issued is to the total number of Units outstanding prior to such issuance. In the event that the number of Units shall be reduced, the Trustees shall issue a Statement of Account reflecting such reduction and may require each Associate to whom certificates have been issued to surrender such certificates for reissue in terms of the reduced number of Units, and the Trustees may do all things necessary or expedient to make such reduction effective.

17. TRANSFER AND ASSIGNMENT--An Associate may transfer his interest in Elfun Trusts wholly or in part to his spouse or children or to a trust for the exclusive benefit of such spouse or children by an appropriate instruction and authorization in writing in a form acceptable to the Trustees and, upon the further condition, that in the case of a gift of his interest



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or any part thereof, the Associate donor and/or the donee shall agree, in form satisfactory to the Trustees, to indemnify the Trustees against any loss which might result from failure to comply with the provisions of the Internal Revenue Code relative to gift taxes.

     Units shall not otherwise be transferable, but the right of an Associate to revoke these Trusts to the extent of a part or all of his interest therein and to receive from the Trustees his distributive share in the Trusts, may be assigned, in whole or in part, by the Associate by the delivery to his assignee of a certificate, or certificates, evidencing his ownership of such Units with a duly executed instrument of assignment in substantially the following form:

                                            _______________________, 19____

     FOR VALUE RECEIVED, the undersigned Associate of the Elfun Trusts, and holder of Trustees' Certificate Number ____________________, hereby assigns to __________________________________________________________ the right to revoke the interest of the Associate in said Trusts, evidenced by said certificate to the extent of _________________________ Units, and, when such right is exercised, to receive the distributive share of said Trusts represented by said certificate together with all income and increment thereto appertaining.

                                                  ______________________________

     Signature Guaranteed:

     ______________________________

     The assignee of any such assignment may exercise the right of revocation upon like terms and conditions as the Associate to whom the Units were issued. In the event that the Trustees, after written notice to them of any such assignment shall terminate the Trusts pursuant to the provisions of Paragraph 31 hereof, such assignee shall be entitled on the surrender of such certificate or certificates with said duly executed assignment, to receive the distributive share in said Trusts represented thereby, unless the Trustees shall have been furnished with evidence satisfactory to them of reassignment to the Associate. Nothing herein contained shall be construed to prevent the assignment or transfer of a certificate to the trustee of a


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trust created by such Associate exclusively for his own benefit during his life, but said certificate in the hands of such trustee shall at all times be subject to the provisions of Paragraph 31 and all other provisions hereof; and certificates issued or assigned to such trustee may be assigned by such trustee to the Associate from whom or on whose request such trustee received the same.
On every assignment to or from such a trustee, the transferee shall forthwith give notice thereof by registered mail to the Trustees of these Trusts.

     Units issued to the trustee or trustees of any trust heretofore or hereafter created by the General Electric Company may be assigned and/or transferred by said trustee or trustees to beneficiaries of such trust.

18. An Associate shall have the right at any time to designate a beneficiary or beneficiaries (a Designated Beneficiary) to whom Elfun Trusts Units registered in the Associate's name alone will be transferred in the event of his death and the further right, at his sole election, to rescind or change such Designated Beneficiary. The designation, rescission or change, to be effective, must be made in writing, in form approved by the Trustees, and must be forwarded and received by the Unitholder Servicing Agent. When the notice is received by the Unitholder Servicing Agent, the designation, rescission or change will be deemed to be effective as of the date it was signed. Elfun Trusts Units may be disposed of by last will and testament duly probated, but no change in a beneficiary designation may be made by last will and testament. Any designation by an Associate shall be null and void with respect to any Designated Beneficiary who predeceases the Associate.

19. Each outstanding certificate shall be surrendered as the Trustees may direct upon the termination of these Trusts, or earlier, as herein provided.

20. All moneys received by the Trustees from or for the account of the Associates shall be held, managed, invested and reinvested by the Trustees for the exclusive benefit of the Associates under and subject to the provisions, terms and conditions of this Trust Agreement.

21. DEATH OF AN ASSOCIATE--The death of any Associate during the continuance of these Trusts shall not operate to terminate the Trusts, nor shall it entitle the personal representative of any such deceased Associate to an accounting or to take any action in the courts or otherwise against the Trusts or the Trustees; provided, however, that the right of revocation provided for in


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Paragraph 23 shall not expire with the death of such Associate, but such right may be exercised by the personal representatives, legatees, distributees or Designated Beneficiaries in the manner provided in said Paragraph 23.

22. VALUE OF UNITS-HOW DETERMINED--The Net Asset Value of the Units in said Trusts shall be determined each day that the New York Stock Exchange is open, as of the close of trading on the Exchange, New York City time. Such value will be the market value of the securities and assets held in the trust estate after deducting therefrom all liabilities. Such value when so determined shall be taken as the value thereof for all purposes of this Trust Agreement and shall be binding and final upon the Associate and his personal representatives, heirs, legatees, distributees, Designated Beneficiaries or assignees.

     The market value of each security which shall be listed upon the New York Stock Exchange shall be determined on the basis of the last sales price of such security on said Exchange on the day as of which the market value is ascertained, as reported by the Stock Ticker Reporting Service or other similar service now or hereafter authorized by said Exchange, or in case there shall be no such sale on said date, by the closing bid price so reported, and accrued interest shall in each case be added when required by the rules of said Exchange, or when called for by standard accounting practice. In case there shall have been no such sale and no such closing bid price on such date, then similar quotations for the last preceding date upon which said Exchange shall have been open and upon which such sales or closing bid price, as the case may be, shall have occurred, shall be used. The market value of any security which, for any reason is not opened for trading, shall be determined by the Trustees. The market value of any security which is not listed on the New York Stock Exchange shall be determined in the manner described above except that any published quotations approved by the Trustees may be used. Where there are no published quotations, or where any such security is restricted as to sale, the Trustees shall determine the market value from such information as they may deem trustworthy.

23. Any Associate, as the grantor of an express revocable trust, may revest in himself title to the distributive share in the Elfun Trusts evidenced by his Statement of Account or Trustees' Certificate or Certificates, in whole or in part, by duly executing and filing with the Trustees a form, satisfactory to the Trustees, revoking his interest in the Trusts and, in the case of Units evidenced by a Trustees' Certificate or Certificates, surrendering such Certificate or Certificates.


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Thereupon the Trustees shall pay to the Associate the next determined Net Asset
Value of the Units covered by such revocation, in each case deducting therefrom as a revocation fee such amount as may from time to time be fixed by the Trustees. The interest in the Trusts so revoked shall, at the option of the Trustees, be distributed to the Associate either in kind or in cash.

     If the New York Stock Exchange shall be subject to a non-scheduled closing the Trustees are expressly authorized and empowered, in their discretion, to suspend all rights of Associates to revoke their interest in said Trusts and revest in themselves title to their distributive share therein, such suspension to be for a period beginning the third business day next prior to the closing of said Stock Exchange and continuing until said Stock Exchange shall reopen, or during such part of said period as the Trustees may determine.

24. Upon payment to any Associate or his assignee under Paragraphs 23 or 31 hereof, such Associate and/or his assignee shall thereafter have no further interest in the trust estate except in the case of a partial revocation under Paragraph 23 or a partial termination under Paragraph 31, and then only to the extent that the Trusts have not been revoked or terminated.

25. PAYMENT IN CASH OR IN KIND--Any payment made pursuant to the provisions of Paragraphs 23 or 31 of this Trust Agreement may be made in cash and/or in kind; that is, in stocks, bonds, mortgages, notes, trust certificates or other securities or property then constituting the trust estate, according to the discretion of the Trustees, and if so made in kind, then at such values as the Trustees may establish therefor. In the event that Units held by an Associate or his personal representatives, heirs, legatees, distributees, Designated Beneficiaries or assignees are evidenced by a certificate or certificates, such Associate, his personal representatives, heirs, legatees, distributees, Designated Beneficiaries or assignees shall not be entitled to receive any such payment without the surrender of the certificate or certificates evidencing such Units or, in lieu thereof, furnishing to the Trustees evidence satisfactory to them of the loss, theft or destruction of such certificate or certificates, together with an Agreement to indemnify the Trustees against loss resulting from such payment, in form satisfactory to them. Associates shall bear the expense of all transfer or other taxes lawfully imposed in respect of any transfer of securities upon any payment or distribution made pursuant to the provisions of Paragraphs 23, and/or 31 hereof,


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and the Trustees may make the payment thereof by such Associate a condition precedent to any such payment or distribution.

26. DISTRIBUTIONS--The Trustees may in their absolute and uncontrolled discretion at any time or times make distribution of income or principal to the Associates in such amounts as the Trustees may determine, and each such distribution shall be made in the proportion which the number of Units held by each Associate bears to the total number of Units issued and outstanding at the time of such distribution. Any and all such distributions may be made wholly in kind, as provided in Paragraph 25 hereof, or wholly in cash, or partly in cash and partly in kind, in the absolute and uncontrolled discretion of the Trustees.

27. AUDIT--As soon as is practicable after the close of each calendar year, the Trustees shall cause an audit to be made of the accounts, transactions, securities and property of the Trusts, such audit to be made by a firm of certified or chartered accountants of recognized standing, selected by the Trustees. A certified copy of each report of such auditor shall be filed with the Trustees. Such audit shall show the Net Asset Value of the Units outstanding as of the 31st day of December next preceding and shall show such other matters as the Trustees may require.

28. STATEMENTS TO ASSOCIATES--The Trustees shall, within a reasonable time after the completion of each annual audit, mail a copy of the report of the auditor to each Associate.

     As soon as is practicable after the last day of June of each year, the Trustees shall mail to each Associate a statement showing the Net Asset Value of the Units as of that date.

29. TAXES--All taxes which may be required to be paid in respect of the issue and/or transfer of Units in the Elfun Trusts and/or on the assignment of the right of revocation of the Trusts created by an Associate shall be paid by the Associate to whom the Units are issued or by whom the right of revocation is assigned.

30. It is hereby expressly declared that the entities created hereunder shall be trusts and not partnerships and that neither the Trustees nor the Associates shall ever be personally liable hereunder as partners or otherwise, but for all debts the Trustees and Associates shall be liable as such to the extent of the trust estate only.


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31. TERMINATION BY TRUSTEES--The Trustees may at any time, as they in their absolute discretion may determine, terminate these Trusts, in whole or in part, and cause to be paid to the Associates or their assignees the Net Asset Value of the Units held by them, such Net Asset Value to be determined as of a date fixed by the Trustees and specified in the notice of termination delivered to the Associates or their assignees. In addition, the Trustees may, in order to preserve the status of Elfun Trusts as an "employees' securities company" under the Investment Company Act of 1940, as amended, exercise their right of termination with respect to any of the Trusts if the beneficiaries thereunder are individuals or entities whose interests in the Trusts would cause the Trusts to lose such status, in which case there shall be paid to such individuals or entities the Net Asset Value of the Units registered in their names, calculated as of the date the determination was made that the termination of such Trusts was necessary for the preservation of the status of all trusts. In case of any such termination, the Trustees shall, at the same time, direct the Associates or their assignees to surrender to the Unitholder Servicing Agent any certificates they hold evidencing their ownership of Units and thereafter the Trustees shall be discharged from all further obligations hereunder.

32. COMPENSATION AND EXPENSES OF TRUSTEES--Any Trustee (other than Trustees who are also employees of General Electric Company) may receive compensation for his services performed as a Trustee in an amount to be determined by the Trustees; provided, however, that any change in compensation previously reported to the Associates as being paid to the Trustees shall be reported to the Associates in the Annual Report of Elfun Trusts next published after such change. Compensation of the Trustees as provided herein, of any agents or counsel of the Trustees and the expenses of administration shall be paid out of the trust estate.

33. CONCERNING THE TRUSTEES--No Trustee shall be liable for any act, omission or wrongdoing of the Unitholder Servicing Agent, the Custodian or any other agent employed by them or of any other Trustee or in any event for any loss or damage, except in case of his own willful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

34. Any of the Trustees may at any time resign from these Trusts by giving thirty days notice thereof in writing to the other Trustees. The Unitholder Servicing Agent may at any time resign by giving thirty days notice thereof in writing to the



                                      -14-
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Trustees. The Trustees may at any time remove the Unitholder Servicing Agent from its office whenever in their judgment such removal will be for the best interest of the trust estate and of the Associates hereunder, such removal to be evidenced by an instrument signed by a majority of the Trustees and mailed to the Unitholder Servicing Agent.

35. AMENDMENTS--The Trustees shall have power to amend this Trust Agreement, but no amendment shall be made which shall affect the Associates' right of revocation or other substantial rights of the Associates unless and until a copy of such proposed amendment shall have been submitted by mail to the Associates and either (1) the consent to said amendment shall have been received from Associates holding 70% or more of the number of Units in said Trusts then outstanding or (2) within thirty days after the date of mailing a copy of such proposed amendment, Associates holding 30% or more of the number of Units in said Trusts shall not have delivered to the Trustees written dissent in respect of such proposed amendment.

36. The situs of the Trusts and the place of their administration shall be in the State of New York and all questions concerning the validity, construction and effect of this Trust Agreement and of the Trusts hereunder, and the rights of any person having an interest hereunder, shall be determined exclusively according to the laws of said State.

     IN WITNESS WHEREOF, the said John D. Lockton, Edward H. Malone, Conrad F. Ahrens, William R. Grant, Ivan C. Mahanna, John B. McKitterick, Donald L. Millham, John G. Riddell and James H. Walker have executed this Agreement to evidence their acceptance of the duties of the Trustees under and pursuant to the foregoing terms and conditions.

                  John D. Lockton, Chairman
                  Edward H. Malone, Vice-Chairman
                  Conrad F. Ahrens, Trustee
                  William R. Grant, Trustee
                  Ivan C. Mahanna, Trustee
                  John B. McKitterick, Trustee
                  Donald L. Millham, Trustee
                  John G. Riddell, Trustee
                  James H. Walker, Trustee

ATTEST:

W. Richard Fulljames, Secretary
August 15, 1972

                                                  July 21, 1978



Mr. Douglas B. Pollitt
Dewey, Ballantine, Bushby, Palmer & Wood
140 Broadway
New York, New York 10005

Dear Doug:

     At the July 18, 1978 meeting, the Elfun Trusts Trustees amended the Trust Agreement by deleting paragraph 33 in its entirety and substituting the enclosed.

                                                   Sincerely,



WRF:hb


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                                      -2-


TRUSTEES' COMMENTS

     In a discussion of the economic outlook, the consensus of the Trustees generally coincided with the popular consensus, i.e., there will be a moderate deceleration in the growth rates of corporate profits and real GNP, and inflation will continue around the 6%-7% rate.

The stock market is expected to reflect the long term outlook, possibly looking toward the recovery from a recession, and a reduction in the rate of tax on capital gains. With the compression of p/e multiples, they believe there is little distinction between quality of stocks.

Mr. Malone asked whether there is any reason why we should not be bullish toward the stock market and the only comment was that it should not be carried to an extreme.

WORKING LIST

Following discussion of material previously distributed on NL Industries (19-1/4)* and Stanley Works (37-3/8), and a discussion of Burns International Security Service (13-1/4) the Trustees approved their addition to the Working List and ratified the purchase of 72,000 shares of NL Industries. There was a discussion of RCA (27-1/4) which is on the Working List but not in the portfolio, and of Cessna Aircraft (38-7/8), General Dynamics (76-1/2) and Metpath, Inc. (28-3/8), candidates for the Working List.

TRANSACTIONS

Purchases - Mr. Bahr said that he plans to buy 9100 additional shares of Thiokol Corp. (34) on weakness to reach a position of 50,000 shares.

Sales - Mr. Bahr commented on the elimination of positions in Financial Federation (32-7/8), Gerber (31-5/8), R. H. Macy (40-7/8), Pittston (21-5/8) and
Tampa Electric (19-1/4).

TRUST AGREEMENT AMENDMENT

The Secretary then said that he had had lengthy negotiations with the Texas State Securities Board concerning the registration of Elfun Trusts Units for sale in Texas and that the Board has taken the position that the present provisions of the Elfun Trusts Trust Agreement which, in effect exculpate the Trustees from all liability except for willful malfeasance, bad


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                                      -3-


faith and gross negligence, are unacceptable and the Board has insisted that the Trustees incorporate in its Trust Agreement the standards more usually imposed on individuals acting in a fiduciary capacity.

TRUST AGREEMENT AMENDMENT (continued)

After full discussion, on motion duly made and seconded, it was

     RESOLVED, that Paragraph 33., "CONCERNING THE TRUSTEES" of the Elfun Trusts Trust Agreement be and it hereby is deleted in its entirety and in lieu thereof the following Paragraph is substituted:

          "33. FIDUCIARY DUTIES. - Each Trustee shall discharge his duties with respect to the Trusts solely in the interest of the Unitholders and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims.

VALUATION OF RESTRICTED SECURITIES

The Secretary reviewed the basis for the valuation of securities which are restricted as to sale (Exhibit H). Although it was agreed that the present basis should be continued, it was also agreed that the basis should be continually reviewed for reasonableness.

LOANING OF SECURITIES

The Secretary commented that, if acceptable to the Trustees, he would add Shearson, Hayden, Stone, Inc. to those eligible to borrow securities from the Trusts. The Trustees expressed no disagreement to lending securities to this firm.

DATE OF NEXT MEETING

Tuesday, September 19, 1978, was selected as the next meeting date of the Trustees at Blind Brook.

                                          W. R. Fulljames
                                          Secretary



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                                      -4-


                                TRUSTEES' CONSENT

                                  Elfun Trusts
                          Elfun Tax-Exempt Income Fund
                                Elfun Income Fund
                                Elfun Global Fund
                             Elfun Diversified Fund

     The undersigned, being all of the Trustees of Elfun Trusts, Elfun Tax-Exempt Income Fund, Elfun Income Fund, Elfun Global Fund and Elfun Diversified Fund (collectively the "Elfun Funds") hereby consent to the adoption of the following resolutions without the holding of a meeting of the Trustees of each such Fund:

     1. RESOLVED, that in order to eliminate the staggered classes of Trustees currently provided for by the various Fund Agreements for the Elfun Funds and to provide in the future for Trustees who shall serve from the time of their appointment until their resignation, removal or appointment of a successor, the Fund Agreements for the Elfun Funds are hereby amended as follows:

          A. Elfun Trusts - The Elfun Trusts Trust Agreement, as amended June 18, 1974, is hereby amended by deleting the second sentence of the first paragraph of Section 11 and by deleting the entire second paragraph of Section 11.

          B. Elfun Tax-Exempt Income Fund - The Elfun Tax-Exempt Income Fund Agreement, as amended July 12, 1978, is hereby amended by deleting the second sentence of the first paragraph of Section 9 and by deleting the entire second paragraph of Section 9.

          C. Elfun Income Fund - The Elfun Income Fund Agreement, dated December 22, 1982, is hereby amended by deleting the second sentence of the first paragraph of Section 9 and by deleting the entire second paragraph of Section 9.


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                                      -5-


          D. Elfun Global Fund - The Elfun Global Fund Fund Agreement, dated as of May 15, 1987, is hereby amended by deleting the second sentence of the first paragraph of Section 9 and by deleting the entire second paragraph of Section 9.

          E. Elfun Diversified Fund - The Elfun Diversified Fund Agreement, dated as of June 1, 1987, is hereby amended by deleting the second sentence of the first paragraph of Section 9 and by deleting the entire second paragraph of Section 9.

     2. RESOLVED, that the following individuals are hereby reappointed as Trustees of the Elfun Funds and by signing this Consent each of such individuals hereby accepts such appointment:

               Arthur S. Bahr
               Michael J. Cosgrove
               Dale F. Frey
               Alan M. Lewis
               John H. Myers

     3. RESOLVED, that the following individuals are hereby elected as officers of the Elfun Funds as indicated below:

     Dale F. Frey - Chairman of Trustees - Elfun Funds
     Alan M. Lewis - Secretary - Elfun Funds
     David B. Carlson - Manager - Elfun Trusts
     Robert R. Kaelin - Manager - Elfun Tax-Exempt Income Fund
     Robert A. MacDougal - Manager - Elfun Income Fund
     John R. Reinsberg - Manager - Elfun Global Fund
     Arthur S. Bahr - Manager - Elfun Diversified Fund
     Aubrey E. Hayes - Manager - Elfun Diversified Fund


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                                      -6-


     IN WITNESS WHEREOF, the undersigned have executed this Consent as of the 1st day of July, 1989.

                                           /s/ Arthur S. Bahr
                                           -------------------------------------
                                           Arthur S. Bahr

                                           /s/ Michael J. Cosgrove
                                           -------------------------------------
                                           Michael J. Cosgrove

                                           /s/ Dale F. Frey
                                           -------------------------------------
                                           Dale F. Frey

                                           /s/ Alan M. Lewis
                                           -------------------------------------
                                           Alan M. Lewis

                                           /s/ John H. Myers
                                           -------------------------------------
                                           John H. Myers